Exhibit 99.3
ADVANCED EMISSIONS SOLUTIONS, INC.
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On November 15, 2018, Advanced Emissions Solutions, Inc. (the "Purchaser," "ADES" or the "Company"), Energy Capital Partners I, LP, Energy Capital Partners I-A, LP, Energy Capital Partners I-B IP, LP, Energy Capital Partners I (Crowfoot IP), LP, and Carbon Solutions Management, LLC (collectively referred to as the "Sellers") entered into the Purchase and Sale Agreement (the "Purchase Agreement") pursuant to which the Company agreed to purchase from Sellers 100% of the membership interests ("Equity Interests") of ADA Carbon Solutions, LLC ("Carbon Solutions") (the "Carbon Solutions Acquisition").
On December 7, 2018 (the "Acquisition Date"), the Company acquired 100% of the Equity Interests of Carbon Solutions for a total purchase price of $75.0 million (the "Purchase Price") plus transaction fees of $4.5 million. The fair value of the purchase consideration ("Purchase Consideration") was $66.5 million and consisted of cash consideration of $65.8 million and an additional purchase adjustment amount payable to Carbon Solutions' secured lender immediately prior to the Carbon Solutions Acquisition of $0.7 million, which will be paid in 2019. The Purchase Price was adjusted by assumed debt and contractual liabilities of $11.8 million and cash acquired of $3.3 million. The Company acquired Carbon Solutions to, among other things, expand the Company's product offerings within the mercury control industry and other complementary activated carbon markets. The Company primarily funded the cash consideration from a $70.0 million senior term loan facility, less original issue discount of $2.1 million (the "Senior Term Loan"), which the Company executed on December 7, 2018 simultaneously with the Carbon Solutions Acquisition with investment funds managed by affiliates of Apollo Global Management, LLC (collectively, "Apollo"). Affiliates of Apollo were a beneficial owner of greater than five percent of the Company's common stock as of December 7, 2018. In addition to the original issue discount paid to Apollo, the Company also incurred debt issuance costs associated with the Senior Term Loan of $2.0 million.
The following unaudited pro forma combined financial information is based on the historical financial statements of the Company and Carbon Solutions after giving effect to the Carbon Solutions Acquisition and the assumptions, adjustments and reclassifications described in the accompanying notes to the unaudited pro forma combined financial information.
The unaudited pro forma combined balance sheet as of September 30, 2018 is presented as if the Carbon Solutions Acquisition had occurred as of September 30, 2018.
The unaudited pro forma combined statements of operations for the nine months ended September 30, 2018, and the year ended December 31, 2017 are presented as if the Carbon Solutions Acquisition had occurred on January 1, 2017 and were carried forward through each of the aforementioned periods presented.
The initial allocation of the Purchase Consideration used in the unaudited pro forma combined financial information is based upon preliminary estimates and assumptions that are subject to change during the measurement period (up to one year from the Acquisition Date) as the Company finalizes the valuations of the tangible assets, liabilities assumed, identifiable intangible assets and related income tax impacts in connection with the Carbon Solutions Acquisition.
The unaudited pro forma combined financial statements do not necessarily reflect what the Company’s financial condition or results of operations would have been had the acquisition occurred on the assumed dates nor are they necessarily indicative of future financial condition or results of operations. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma combined financial information does not reflect future events that may occur after the Carbon Solutions Acquisition, including, but not limited to, any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.
The unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 and the Carbon Solutions’ audited financial statements as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 and the Carbon Solutions' unaudited financial statements as of September 30, 2018 and December 31, 2017 and for the nine months ended September 30, 2018 and 2017 included as exhibits to this Form 8-K/A.

ADVANCED EMISSIONS SOLUTIONS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2018
(in thousands)

	ADES Historical	Carbon Solutions Historical	Pro Forma Adjustments		ADES Pro Forma Combined
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$31,914	$695	$79	(a)	$32,688
Receivables, net	817	7,972	—		8,789
Receivables, related parties, net	4,104	—	—		4,104
Inventories	13	18,257	6,824	(b)	25,094
Prepaid expenses and other assets	2,618	1,874	118	(b)	4,610
Total current assets	39,466	28,798	7,021		75,285
Property, plant and equipment, net	229	255,592	(212,159)	(b)	43,662
Equity method investments	5,383	—	—		5,383
Deferred tax assets	36,008	—	—		36,008
Intangibles, net	889	—	3,900	(b), (c)	4,789
Other long-term assets	1,181	20,494	(12,449)	(b)	9,226
Total Assets	$83,156	$304,884	$(213,687)		$174,353
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$660	$1,975	$—		$2,635
Accrued liabilities	1,970	10,136	11,705	(b), (f)	23,811
Short-term and current portion of long-term borrowings	—	104,052	(81,047)	(d)	23,005
Other current liabilities	627	—	—		627
Total current liabilities	3,257	116,163	(69,342)		50,078
Long-term borrowings	—	4,307	47,064	(b), (d)	51,371
Other long-term liabilities	295	1,870	(1,226)	(b)	939
Total Liabilities	3,552	122,340	(23,504)		102,388
Stockholders’ equity:
Common stock	23	—	—		23
Treasury stock, at cost	(27,566)	—	—		(27,566)
Additional paid-in capital	96,251	—	—		96,251
Retained earnings	10,896	—	(7,639)	(f)	3,257
Redeemable preferred equity	—	10,484	(10,484)	(e)	—
Members' equity	—	172,060	(172,060)	(e)	—
Total stockholders’ equity	79,604	182,544	(190,183)		71,965
Total Liabilities and Stockholders’ Equity	$83,156	$304,884	$(213,687)		$174,353

See Notes to the Unaudited Pro Forma Combined financial statements.

ADVANCED EMISSIONS SOLUTIONS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017
(in thousands, except per share data)

	ADES Historical	Carbon Solutions Historical	Pro Forma Adjustments		ADES Pro Forma Combined
Revenues	$35,692	$74,971	$—		$110,663
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization	31,885	46,894	—		78,779
Selling, general and administrative	16,832	14,848	(922)	(h)	30,758
Depreciation, amortization, accretion and depletion	789	25,545	(19,662)	(i), (j), (k)	6,672
Impairment on property, plant and equipment	—	39	—		39
Total operating expenses	49,506	87,326	(20,584)		116,248
Operating (loss) income	(13,814)	(12,355)	20,584		(5,585)
Other income (expense):
Earnings from equity method investments	53,843	—	—		53,843
License royalties, related party	9,672	—	—		9,672
Interest expense	(2,970)	(11,351)	5,032	(l)	(9,289)
Litigation settlement and royalty indemnity expense, net	3,269	—	—		3,269
Other	2,025	109	—		2,134
Total other income (expense)	65,839	(11,242)	5,032		59,629
Income (loss) before income tax expense	52,025	(23,597)	25,616		54,044
Income tax expense	24,152	—	(3,345)	(m)	20,807
Net income (loss)	$27,873	$(23,597)	$28,961		$33,237
Earnings per common share:
Basic	$1.30				$1.55
Diluted	$1.29				$1.54
Weighted-average number of common shares outstanding:
Basic	21,367				21,367
Diluted	21,413				21,413

See Notes to the Unaudited Pro Forma Combined financial statements.

ADVANCED EMISSIONS SOLUTIONS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018
(in thousands, except per share data)

	ADES Historical	Carbon Solutions Historical	Pro Forma Adjustments		ADES Pro Forma Combined
Revenues	$13,319	$50,179	$(5,901)	(g)	$57,597
Operating expenses:
Cost of revenue, exclusive of depreciation and amortization	2,221	34,913	(5,901)	(g)	31,233
Selling, general and administrative	14,085	12,813	(4,191)	(h)	22,707
Depreciation, amortization, accretion and depletion	262	18,841	(15,073)	(i), (j), (k)	4,030
Total operating expenses	16,568	66,567	(25,165)		57,970
Operating (loss) income	(3,249)	(16,388)	19,264		(373)
Other income (expense):
Earnings from equity method investments	37,857	—	—		37,857
Interest expense	(1,147)	(8,849)	5,168	(l)	(4,828)
Other	146	426	—		572
Total other income (expense)	36,856	(8,423)	5,168		33,601
Income (loss) before income tax expense	33,607	(24,811)	24,432		33,228
Income tax expense	5,151	—	3,389	(m)	8,540
Net income (loss)	$28,456	$(24,811)	$21,043		$24,688
Earnings per common share:
Basic	$1.41				$1.22
Diluted	$1.40				$1.22
Weighted-average number of common shares outstanding:
Basic	20,090				20,090
Diluted	20,228				20,228

See Notes to the Unaudited Pro Forma Combined financial statements.

ADVANCED EMISSIONS SOLUTIONS, INC.
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
All dollar amounts in the accompanying notes are in thousands

Note 1 - Basis of Presentation
The unaudited pro forma combined financial information is derived from the historical financial statements of ADES and Carbon Solutions, and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.
The historical consolidated financial statements have been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma combined statements of operations, expected to have a continuing impact on the combined results following the business combination.
The Company has accounted for the Carbon Solutions Acquisition under the acquisition method, which requires the Company to recognize and measure the identifiable assets acquired and the liabilities assumed at fair value. Accordingly, the Company has used its best estimates and assumptions to assign fair value to the tangible assets acquired, identifiable intangible assets and liabilities assumed and the related income tax impacts as of the acquisition date.
The fair values assigned to Carbon Solutions’ tangible and identifiable intangible assets acquired and liabilities assumed, as described in Note 2, are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and represent management's best estimates of fair value and may be revised as additional information is received. Thus, the provisional measurements of fair value are subject to change. The Company expects to finalize its valuation as soon as practicable, but not later than one year from the Acquisition Date.
The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Carbon Solutions Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
Certain reclassification adjustments have been made to the unaudited pro forma condensed consolidated financial information to conform both the Company’s and Carbon Solutions’ historical financial statements to the unaudited pro forma financial statements as follows:
Balance sheet as of September 30, 2018
The primary adjustments are comprised of: (1) the reclassification of the Carbon Solutions’ "Accounts payable and accrued liabilities and other current liabilities" caption to the Company’s "Accounts payable and other current liabilities" caption; (2) separately identifying "Inventory" and "Intangibles, net" captions from the Company’s "Other long-term assets" caption; and (3) reclassifying approximately $2.9 million of spare parts from Carbon Solutions' caption "Prepaid expenses and other current assets" to the Company's caption "Other long-term assets."
Statement of Operations for the year ended December 31, 2017 and the nine months ended September 30, 2018
The primary adjustments are comprised of: (1) combining the Company’s revenue captions, "Equipment sales," "Chemicals" and "Consulting services and other," into the caption, "Revenues;" (2) combining the Company's cost of revenue captions, "Equipment sales cost of revenue, exclusive of depreciation and amortization," "Chemicals cost of revenue, exclusive of depreciation and amortization," and "Consulting services and other cost of revenue, exclusive of depreciation and amortization," into the caption, "Cost of revenue;" (3) combining the Company’s "Payroll and benefits," "Rent and occupancy," "Legal and professional fees," "General and administrative" captions into the "Selling, general and administrative" caption; and (4) conforming presentation of Carbon Solutions' caption "Depreciation, depletion and accretion" with the Company's presentation of "Operating expenses" by reclassifying approximately $0.8 million of depreciation and amortization expense from Carbon Solution's "General and administrative" caption into the caption "Depreciation, amortization, accretion and depletion."
In addition, the Statement of Operations of the Company for the year ended December 31, 2017 has been recast, consistent with the above descriptions.

Note 2 - Pro Forma Adjustments to the Unaudited Pro Forma Combined Balance Sheet
The following adjustments have been made to the unaudited pro forma combined balance sheet as of September 30, 2018 assuming the Carbon Solutions Acquisition occurred as of September 30, 2018:

(a)	To record the following adjustments to cash and cash equivalents:

Amount
Purchase consideration paid	$(65,785)
Proceeds from Senior Term Loan, net of discount	67,900
Debt Issuance Costs from Senior Term Loan	(2,036)
Total adjustment to cash	$79
Additional purchase consideration of $0.7 million is payable to Carbon Solutions' secured lender, immediately prior to the Carbon Solutions Acquisition and has been reflected as an accrued liability as of September 30, 2018. See (f) for more details.

(b)
The Company has performed a preliminary valuation analysis of the fair value of Carbon Solutions' assets and liabilities. The allocation of the estimated fair value of consideration transferred to the estimated fair value of the assets acquired and liabilities assumed is shown in the table below:

Fair value of assets assumed:
Cash	$695
Receivables, net	7,972
Inventories (1)	25,081
Prepaid expenses and other current assets	1,992
Property, plant and equipment	43,433
Intangible assets and goodwill	3,900
Other long-term assets	8,045
Amount attributable to assets acquired	$91,118

Fair value of liabilities assumed:
Accounts payable	$1,975
Accrued liabilities	13,542
Short-term and current portion of long-term borrowings	423
Long-term borrowings	8,089
Other long-term liabilities	644
Amount attributable to liabilities acquired	$24,673

Net assets acquired	$66,445
(1) After the acquisition, the step-up in inventory fair value of $6.8 million will increase cost of sales over approximately 5 months as the inventory is sold. This increase is not reflected in the pro forma combined statements of operations because it does not have a continuing impact.
This preliminary purchase price allocation (the "Allocation") has been used to prepare pro forma adjustments in the pro forma balance sheet and statements of operations. The final Allocation could differ materially from the preliminary Allocation used in the pro forma adjustments. The final Allocation may include (1) changes in fair values or asset lives of property, plant and equipment, (2) changes in allocations or asset lives to intangible assets such as trade names, technology and customer relationships and (3) other changes to assets and liabilities.

(c)
As part of its preliminary valuation, the Company identified intangible assets, including developed technology, customer relationships and other. The estimated fair values of identifiable intangible assets were determined using significant estimates and assumptions. As such, actual amounts may differ from these estimates. The estimated fair values and useful lives of intangible assets are as follows:

	Estimated Fair Value	Estimated Useful Life in Years
Customer relationships	$2,000	5
Developed technology	1,600	5
Trade name	300	2
Total	$3,900

(d)
Reflects the proceeds from the Senior Term Loan incurred to finance the acquisition of Carbon Solutions. Proceeds raised from the Senior Term Loan amounted to $70.0 million, less debt discount and debt issuance costs of $2.1 million and $2.0 million, respectively, and less the effects of extinguishing a portion of Carbon Solutions’ outstanding borrowings, which was primarily comprised of a term loan and a revolver credit facility. The net decrease to borrowings is as follows:

Current portion of Senior Term Loan, net of discount and issuance costs	$22,582
Long-term portion of Senior Term Loan, net of discount and issuance costs	43,282
65,864
Elimination of Carbon Solutions' borrowings	(103,629)
Pro-forma adjustment to borrowings	$(37,765)

(e)	Reflects the elimination of Carbon Solutions’ historical Equity Interests in the aggregate amount of $182.5 million.

(f)
Reflects the estimated transaction costs of $5.5 million expected to be incurred that are not reflected in the historical balance sheets of ADES and Carbon Solutions as of September 30, 2018, and severance and bonus compensation of $2.1 million payable to executives of Carbon Solutions under contractual arrangements upon the closing of the Carbon Solutions Acquisition. These amounts are reflected in the pro forma balance sheet as a reduction to retained earnings as they will be expensed by ADES and Carbon Solutions as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma statements of operations due their nonrecurring nature. Also included in this adjustment is an increase related to additional purchase consideration of $0.7 million payable to Carbon Solutions' secured lender, immediately prior to the Carbon Solutions Acquisition.

Note 3 - Pro Forma Adjustments to the Unaudited Pro Forma Combined Statement of Operations
The following adjustments have been made to the unaudited pro forma combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 assuming the Acquisition occurred as of January 1, 2017:
(g) Reflects a reclassification of $5.9 million from revenues to cost of revenue for Carbon Solutions for freight costs billed to its customers in conjunction with product sales, which historically were recorded as revenues. This reclassification of freight costs billed to customers to cost of revenue results in an offset to Carbon Solutions' actual freight costs recorded in cost of revenue and has no impact to Carbon Solutions' operating loss. This presentation is consistent with ADES' policy of reporting freight costs, net of freight costs billed to customers, under cost of revenue. ADES adopted this policy effective with the adoption of ASC 606 - Revenue from Contracts with Customers (“ASC 606”) on January 1, 2018 and considers freight costs as activities to fulfill the promise to transfer goods, and not as a separate service to customers. No reclassification has been made for the year ended December 31, 2017 as both ADES' and Carbon Solutions' reported freight costs billed to customers as a component of revenues.

(h)
Transaction costs related to the Acquisition of $0.9 million and $4.2 million incurred by ADES and Carbon Solutions during the year ended December 31, 2017 and nine months ended September 30, 2018, respectively, were eliminated due to their nonrecurring nature.

(i)
Reflects reduction of $212.2 million to the basis in the acquired property, plant and equipment to estimated fair value of $43.4 million. The estimated useful lives range from two to forty years. Additionally, reflects a reduction of $8.8 million to the basis in the acquired mining leases and development asset, which is presented as a component of Other assets on the unaudited pro forma combined balance sheet, to estimated fair value of $2.4 million. The following table summarizes the changes in the estimated depreciation and depletion expense:

	Year ended December 31, 2017	Nine months ended September 30, 2018
Estimated depreciation and depletion expense	$4,976	$3,087
Historical depreciation and depletion expense	(25,063)	(18,439)
Pro forma adjustments to depreciation and depletion expense	$(20,087)	$(15,352)

(j)
Reflects the adjustment of intangible assets acquired by the Company to their estimated fair values (see (c) in Note 2). The following table summarizes the changes in the estimated amortization expense:

	Year ended December 31, 2017	Nine months ended September 30, 2018
Estimated amortization expense	$870	$653
Historical amortization expense	(300)	(225)
Pro forma adjustments to amortization expense	$570	$428

(k)
Reflects the adjustment of $1.2 million to a liability for mine reclamation to estimated fair value of $0.6 million. The following table summarizes the changes in estimated accretion expense (in thousands):

	Year ended December 31, 2017	Nine months ended September 30, 2018
Estimated accretion expense	$37	$28
Historical accretion expense	(182)	(177)
Pro forma adjustments to accretion expense	$(145)	$(149)

(l)
Reflects the net decrease to interest expense resulting from the reduction in interest expense from the elimination of substantially all of Carbon Solutions' borrowings, offset by interest on the Senior Term Loan and the amortization of related debt discount and debt issuance costs, as follows (in thousands):

	Year ended December 31, 2017	Nine months ended September 30, 2018
Elimination of interest expense and amortization of debt issuance costs for Carbon Solutions' borrowings eliminated in Acquisition	$(10,944)	$(8,397)
Interest expense on Senior Term Loan (1)	4,494	2,165
Amortization of Senior Term Loan discount and issuance costs	1,418	1,064
Pro forma adjustments to interest expense	$(5,032)	$(5,168)

(1) The stated interest rate assumed for purposes of preparing this unaudited pro forma consolidated financial information is 7.521%. This rate comprises the three-month LIBOR of 2.771% as of December 7, 2018, plus 4.75%, as defined in the Senior Term Loan. A 50 basis point increase or decrease in interest rates would result in a change in interest expense of approximately $0.3 million for the year ended December 31, 2017 and approximately $0.1 million for the nine months ended September 30, 2018.

(m)
Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rates for the respective periods presented. Carbon Solutions reported no income tax expense in its historical statements of operations because it is a pass-through entity for income tax purposes.